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FINAL TRANSCRIPT

NOK - Nokia to acquire NAVTEQ - Conference Call

Event Date/Time: Oct. 01. 2007 / 9:00AM ET

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F I N A L   T R A N S C R I P T

Oct. 01. 2007 / 9:00AM, NOK - Nokia to acquire NAVTEQ - Conference Call

C O R P O R A T E   P A R T I C I P A N T S

Kari Tuutti

Nokia - Director of Communications, Nokia Multimedia

Olli-Pekka Kallasvuo

Nokia - President and CEO

Judson Green

NAVTEQ - CEO

Anssi Vanjoki

Nokia - EVP, Multimedia

Rick Simonson

Nokia - CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Tim Boddy

Goldman Sachs - Analyst

Jay Vleeschhouwer

Merrill Lynch - Analyst

Jairam Nathan

Banc of America - Analyst

Maynard Um

UBS - Analyst

Felix Oberdorfer

Fortis - Analyst

Phil Cusick

Bear, Stearns - Analyst

Rod Hall

JPMorgan - Analyst

Mark Sue

RBC Capital Markets - Analyst

David Niederman

Pacific Crest Securities - Analyst

Ian Davy

Lehman Brothers - Analyst

Andy Baker

Jefferies & Company - Analyst

P R E S E N T A T I O N

Operator

At this time, I would like to welcome you to the conference call hosted by Nokia and NAVTEQ following the announcement of the proposed acquisition of NAVTEQ. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS).

I will now turn the call over to Mr. Kari Tuutti, Head of Multimedia Communication.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Ladies and gentlemen, welcome to our call today following our announcement of Nokia’s proposed acquisition of NAVTEQ. I am Kari Tuutti, Director of Communications for Nokia Multimedia. Joining me today on the call from Europe are Olli-Pekka Kallasvuo, President and CEO of Nokia, and Anssi Vanjoki, Head of Nokia’s Multimedia Business Group. And on the call from Chicago, we have Judson Green, CEO of NAVTEQ, and Rick Simonson, CFO of Nokia.

During the call, we will be making forward-looking statements regarding the future business of Nokia, including expectations which are subject to a successful completion of the proposed transaction. These statements are predictions that involve risks and uncertainties. Actual results may therefore differ materially from the result currently expected. Factors that could cause such differences can be both external or internal. We have identified these in more detail on pages 12 to 24 in our 2006 20-F and in our press release issued today.

In connection with the solicitation of proxies by NAVTEQ with respect to the meeting of its stockholders, NAVTEQ will file a proxy statement with the SEC. NAVTEQ’s stockholders are advised to read the proxy statement when it is finalized and distributed to them because it will contain important information.

Stockholders will be able to obtain a free-of-charge copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at sec.gov and can request such documents from NAVTEQ.

Our aim is to finish this call in one hour. We will first go through a short presentation and then take questions. During this call, we will be taking questions from members of the media and financial community only. You can find the supporting slides while listening to the call on the Investors section of nokia.com under Nokia Hosted Presentations. Also for your reference, we have included a few background slides on Nokia and NAVTEQ in an appendix of the presentation. A replay of this call will be available until next Sunday. The call will also be archived on our website.

Olli-Pekka, please go ahead.

Olli-Pekka Kallasvuo - Nokia - President and CEO

Thank you, Kari. Let me just start by saying how excited I am about NAVTEQ joining the Nokia team. For those people in Nokia that have had the opportunity to meet NAVTEQ management and from our own personal interaction with the team, we are extremely impressed with the people and the company.

I am sure most of you have read the release from today, but let me just recap some of the highlights. Nokia announced today that we have entered into an agreement to acquire NAVTEQ. NAVTEQ will merge with a Nokia subsidiary and stockholders of NAVTEQ will receive $78 per share in cash.

The acquisition has been approved by the Board of Directors of each company and is subject to customary closing conditions, including regulatory approvals and NAVTEQ’s shareholders’ approval. And I want to be very clear here – Nokia and NAVTEQ are 100% committed to support NAVTEQ’s existing and future customers.

Now, here’s why I think Nokia and NAVTEQ is a great combination. First, navigation and location-based services is already a big growth business. For those of you that know the industry well, you know that penetration rates are still very low in the in-dash and portable PND market. So there’s a lot of growth ahead in NAVTEQ’s core market.

And of course, we think that is the tip of the iceberg because location-based services are only now just starting to enter the 1 billion plus unit a year mobile devices market. We believe the combination of Nokia and NAVTEQ will create a strong global leader in the fast-growing location-based services market.

Second, NAVTEQ even on its own has great fundamentals and exciting prospects. They have the best financials among their peers, and we believe the most attractive products, technology and customer base.

Third, context and location-based services is one of the cornerstones of Nokia’s Internet services strategy. We recently launched Ovi, Nokia’s new Internet services brand, and we believe location and context will add value to many of the upcoming Nokia services, and devices also, for that matter.

Fourth, and here is the upside, in my view, Nokia/NAVTEQ customers will benefit from what we can do together to enhance navigation user experience and build the world’s leading map data platform for the navigation industry players.

It is important to note that as a result of the acquisition, Nokia will have two separate businesses in this area — one, Nokia’s connective location-based devices and services; and two, NAVTEQ’s maps data platform business to third parties.

Now it is my pleasure to hand over to Judson in Chicago. Judson?

Judson Green - NAVTEQ - CEO

Thank you very much, Olli-Pekka. First let me say, this is a very exciting day for Nokia and for NAVTEQ. The prospect of bringing together the world’s leading mobile device manufacturer and the global leader in digital mapping is compelling. I am most excited about the vision for the future of location-based services that is clearly shared by Nokia and NAVTEQ, and I look forward to working together with Nokia to achieve that vision.

For those of you on the call that may not be as familiar with NAVTEQ, I would like to take a few moments to give a brief background on the company. NAVTEQ is the leading global provider of digital maps and related location content for in-vehicle navigation, portable navigation, Internet-based mapping and wireless location-based services applications. We license our map content to customers for use in their software applications.

Our geographic coverage currently spans 69 countries and territories around the world. We have released maps of 10 new countries so far this year, including our first map of India, which both companies view as a critically important geographic region.

In addition to releasing maps of new countries, we are also continuously building out and expanding our coverage of countries already included in our database, as well as adding new pieces of both static and dynamic content such as 3D imagery, real-time traffic information and points of interest.

NAVTEQ is headquartered in Chicago, Illinois, and has approximately 3000 employees in 168 offices around the world. The company was founded in 1985 and has been listed on the New York Stock Exchange since 2004.

NAVTEQ maps are indeed everywhere. We are uniquely positioned across multiple growth markets throughout the world. On the Internet, in the dashboard of a car or on the screen of a portable device, NAVTEQ maps are touched by consumers around the world more than 100 million times each day.

The growth in our business is being driven by the rapid commercialization of GPS technology, which has enabled all sorts of devices to become location-aware. However, GPS satellite sending signals to GPS chips only generate latitude/longitude coordinates. It is the highly accurate NAVTEQ digital map that gives meaning and context to that information.

NAVTEQ is device-agnostic, and is not constrained by any particular technology. Our map data can be delivered in a variety of formats and it can then be used by our customers in countless ways.

The key differentiator of NAVTEQ maps is navigability, which simply refers to the fact that the detailed information contained in our maps enables our customers to provide navigation to their users. This detail includes such things as street names, addresses, turn restrictions, one-way streets and the like. We collect the data using a variety of sources, as well as state-of-the-art software tools we developed internally.

At the core of our map data collection process is something we call field inspection. We believe strongly that the only way to ensure that our maps reflect reality is to deploy a force of more than 700 geographic analysts around the world who literally drive the roads each and every day, collecting more than 200 unique attributes for each road segment. After 22 years in the industry, we remain convinced that our emphasis on driving is what has enabled NAVTEQ to achieve the quality advantage we enjoy.

NAVTEQ has established a clear global leadership position in map data and location content. In the four largest sectors of our business, we have been selected by many of the world’s leading brands to support their navigation and location-based solutions. For example, virtually every major car manufacturer offering navigation in Europe and North America uses the NAVTEQ map in at least one model. In fact, during the first six months of 2007, we estimate that more than 75% of the in-dash navigation systems sold in Western Europe and North America used NAVTEQ maps.

Portable devices have been an exceptional area of growth for the company over the last two years. Based on our estimates, between Western Europe and North America, roughly half the GPS-enabled portable devices sold during the first half of the year have been equipped with NAVTEQ maps. In the Internet and wireless area, literally billions of Internet map and route planning transactions every year are delivered using NAVTEQ maps. And finally, businesses and governmental entities are increasingly finding utility and value in NAVTEQ-based applications for everything from tracking assets and optimizing productivity to geospatial analysis.

As I just mentioned, NAVTEQ has a diverse customer base, which continues to grow across a number of sectors. We have a few hundred customers in total, including all of the leading companies you see on this slide. With respect to our automotive business, we are a Tier 1 supplier of map data to all of the car makers on this slide.

We are an organization that is focused on customer satisfaction, and we are quite proud of the strong relationships we have created. We look forward to growing each and every one of those relationships going forward.

Before turning the call over to Anssi, I would like to say again how much the NAVTEQ management team is looking forward to beginning this new chapter for the company. Even as we become part of the Nokia family, we are today renewing our longstanding commitment to our customers. We will continue to listen carefully to their needs and continue to provide the high-quality products and services they demand.

In addition, we believe our new relationship with Nokia will enable us to deliver even more value to all our customers by investing in extending our quality advantage and extending our portfolio of content and services into new areas.

I will wrap up by saying that I am confident that each of our two companies will be able to help the other achieve its goals more rapidly than either could have done separately, and we look forward to creating a bright new future together.

With that, I will turn the call over to Anssi.

Anssi Vanjoki - Nokia - EVP, Multimedia

Thank you, Judson. This is truly an exciting day, and I am confident that this partnership has the potential to create something unique in the marketplace. Nokia has been in the business of connecting people in terms of telephony for the past 20 years, and now with NAVTEQ, we are looking at enabling people to connect to each other in completely new ways as we bring context and location awareness to our offering.

Many people might still today see Nokia as a mobile telephone company. But as mobile devices are becoming the most popular platform for people to enjoy additional content and share their experiences, we are now expanding our offer to content and services. Nokia Internet services bring together the greatest digital content, be it music, games or videos, and communities and other experiences with the best mobile devices.

In August, we announced our new Internet services brand, Ovi. The core principle of Ovi is to enable the more than 900 million Nokia device owners globally to realize the full potential of the Internet and to connect with each other in new ways.

In addition to music, games, video and more, maps and location-based services is a key service area we are focusing on. In fact, I see that location and context information is a key component in our future Internet services, including search and navigation, photos and videos, as well as presence and communities. Our vision is that the location information helps build the next phase of the Web with context-centered services.

Nokia has already taken the early lead in the navigation-enabled mobile handset space. Earlier this year, we have introduced the Nokia N95 multimedia computer, and in the second quarter alone we shipped more than 1.5 million units of the device. The N95 comes with a board-assisted GPS mapping, search and navigation. The N95 is one of Nokia’s first devices with a true total product offering, combining the device with the services and software. We have also introduced Nokia 6110 Navigator. And by the end of next year, we will have tens of navigation-enabled devices in the market.

User surveys show that Nokia Maps is in the top five applications used on the N95. In fact, our survey shows that 100% of the users have used the maps application and users on average use maps more than three times per week. This clearly shows that even in its very early stages of development, location [over] services will be very popular and true value-add application for our mobile device consumers.

The obvious question that might be asked is why not partner with NAVTEQ instead of acquiring them? We have naturally considered the business cases for developing our business commercially versus acquiring NAVTEQ. I believe the acquisition of NAVTEQ offers the best return on investment and total value generation for Nokia. This is partly because the NAVTEQ stand-alone business is so strong and also because NAVTEQ provides the best fit with our services strategy, giving us significant incremental opportunities in the location-based services space.

With NAVTEQ’s great assets, we are best positioned to innovate and bring context over Internet services to mobile devices. Having the map data and the consumer service under both our companies will enable virtually unlimited services innovation. And there is really a lot of potential upside here. Let me give you a couple of examples.

The pedestrian location-based services market is totally undeveloped, with basically zero penetration among the 3 billion mobile device users globally. We think location-based services will become the standard in many segments of this market and think there are a lot of exciting ways we can innovate together to make pedestrian-based navigation a value-add service for consumers.

Another cool application is finding friends, where the map on your device would show you real-time where your friends, relatives and other acquaintances are, allowing you to stay in touch.

And thirdly, you can create your own location-tagged social media communities where you can organize your photos, videos according to the location and other context information.

These types of features and services you can only create efficiently if you have the map data and consumer application parts in the same company. This service innovation is the main reason for our announcement today. The combined entity, Nokia’s more than 900 million consumers and NAVTEQ’s leading map data production technology is best positioned to build the leading map data platform for the navigation industry customers.

First, NAVTEQ map data can be expanded faster to new geographies, especially those parts of the world where Nokia has leading brand and distribution. Second, NAVTEQ can offer improved data quality as tens of million of Nokia GPS device users can act as inputs, constantly adding new points of interest and other info on the database. Third, NAVTEQ’s open APIs enable third parties to innovate on top of the enhanced NAVTEQ map platform, making it even more valuable to the current and future NAVTEQ customers.

We believe that the combined entity will be extremely well equipped to serve all customers, including NAVTEQ’s existing customers, of course, as well as those in the very new emerging location-based services arena.

At Nokia, we understand that operating independence is essential to NAVTEQ’s success in its current navigation business. Therefore, after the acquisition, NAVTEQ will be operationally independent, but organizationally a Nokia group company, with NAVTEQ’s CEO, Judson, reporting directly to Nokia’s CEO, Olli-Pekka. In addition, Nokia will operate with the same terms and conditions as all NAVTEQ customers.

Lastly, I want to highlight the fact that the acquisition enables NAVTEQ to continue its investment in its database to ensure data quality, expand into new geographies and introduce new content. Naturally, NAVTEQ’s product roadmap will continue to reflect input from all customers.

Now I will hand over to Rick to cover the deal structure, financials and the next steps.

Rick Simonson - Nokia - CFO

Thanks, Anssi. First, let me run through some of the important details of the acquisition. As we said, Nokia and NAVTEQ have signed a definitive agreement for Nokia to acquire NAVTEQ. Under the terms of the agreement, NAVTEQ will merge with a Nokia subsidiary, and stockholders of NAVTEQ will receive $78 per share in cash. The total purchase price is approximately EUR5.7 billion or approximately EUR5.4 billion net of NAVTEQ’s existing cash balance.

As we indicated today, the acquisition has been approved by the Boards of Directors of both NAVTEQ and Nokia. We expect that the acquisition will close in the first quarter of 2008, subject to NAVTEQ’s shareholder approval and other customary closing conditions, including regulatory approvals.

We intend to finance the acquisition with a combination of cash and debt. We believe that this is the appropriate mix, given our capital structure, favorable access to capital, and given our cash distribution strategy. We have already secured the commitment for the debt financing we require for this acquisition, and given our strong rating, we believe we will be able to get a very competitive rate.

In terms of how NAVTEQ will fit into Nokia’s organizational structure, as mentioned, NAVTEQ’s map data business will become a wholly owned subsidiary of Nokia, with the reporting structure Anssi mentioned. Further, at Nokia, we understand that the operating independence is essential for the success of the current navigation business, and therefore after the acquisition it will be operated in that matter.

The acquisition is expected to be dilutive to Nokia’s earnings in 2008 and 2009 on a reported basis. However, on a cash basis, we expect it to be only slightly dilutive in 2008 and slightly accretive in 2009.

In this case, as in most of these types of transactions, the majority of the dilution in the reported earnings in 2008 and 2009 is expected to relate to purchase price accounting. In IFRS accounting, this is specifically intangible asset amortization.

In terms of how you should model the acquisition, since the targeted close is the first quarter 2008, we would encourage you not to put this in your models at this point, but rather wait until it closes.

Finally and importantly, we do not anticipate the acquisition will impact our current share buyback program, nor more broadly our future cash distribution strategy in terms of dividends and share buybacks, all of which are subject, of course, to shareholder approval.

I think this deal works on many levels. Olli-Pekka and Anssi talked about the strategic rationale of the combination and the powerful things Nokia and NAVTEQ can achieve together. One of the biggest underlying virtues of this deal, from my point of view, is how great a business NAVTEQ has built. NAVTEQ’s current business has a great growth profile, sitting in the center of the location-based services industry, which has seen and is seeing explosive growth. And NAVTEQ has also shown very healthy profitability as it successfully leverages leading product offerings and a unique business model. This is a very well-run, clean company from a financial standpoint. NAVTEQ has already proved that it can deliver value to its shareholders.

So in summary, why are Nokia and NAVTEQ such a great strategic fit? As just discussed, NAVTEQ has great fundamentals as a stand-alone business. Mapping and location-based services is one of the cornerstones of Nokia’s Internet services strategy. The combination of NAVTEQ and Nokia will create a strong global leader in the fast-growing and just-emerging location-based services market as we combine the over 900 million people currently using Nokia devices with NAVTEQ’s leading location-based services platform.

Finally, we are excited about the innovative products and solutions we can create together, and we believe we will create tremendous incremental value for our customers and for Nokia’s shareholders. Thank you.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Thanks, Rick. We will now continue with a Q&A session. We would like to accommodate as many questions as possible on the call, so we would like to ask you to keep your questions brief and limit yourself to one question only. Operator, please go ahead.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(OPERATOR INSTRUCTIONS). Tim Boddy, Goldman Sachs.

Tim Boddy - Goldman Sachs - Analyst

I just wanted to ask about the timing of the announcement and what, if you like, prompted you to change from a previous strategy of partnering. Obviously, NAVTEQ has been more in the kind of $40 to $50 range much of the last 12 to 24 months. So has it been the move by TomTom to acquire Tele Atlas that changed your view, or just generally, what factors make this the right time for this acquisition?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Rick, would you take that question?

Rick Simonson - Nokia - CFO

Now is the right time because we are moving on our consumer Internet services initiatives, as we have been communicating with you for some time. And we have been doing some acquisitions and a lot of internal investment there, things like gate5, which was a little bit of a beginning of our move into navigation, N-PACK, and on the mobile advertising here recently, Twango.

But here, what we have the opportunity with NAVTEQ is something of real critical mass that I think could really help be the center of all of the services that we are building around our Ovi strategy. And importantly, why now? Because it meets, in terms of the momentum of what Nokia is doing, the momentum that NAVTEQ is driving and really the explosion of the overall mobile device and the PND device business. So right now is a time where I think we can get out ahead of people and use the respective scale and the brand recognition of these two companies together. So that is why now.

Operator

Jay Vleeschhouwer, Merrill Lynch.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Could you talk about how you see the term competitive battle shaping up between your class of device, multipurpose devices, versus PNDs? How do you think the differentiation or long-term growth or pricing will differ among your two classes of technology?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Anssi, why don’t you take that one?

Anssi Vanjoki - Nokia - EVP, Multimedia

We see the market for the PNDs continue to grow steadily, and that is of course mostly driven by after-sales market into cars, as well as the car in-dash navigation factory installed.

But at the same time, as I said in my presentation already, there is a market which is literally untapped today and undeveloped, which is about personal pedestrian navigation, and this kind of a location-aware service structure and the navigation that is there whenever you are walking with your mobile device creates a market that is going to be a new market. So we see the two big growth markets continuing and a new market appearing.

Operator

Jairam Nathan, Banc of America.

Jairam Nathan - Banc of America - Analyst

I was trying to figure out, what you think about pricing in the map space, given the duopolistic nature of competition, and how do you view that, and how should we think about it going forward?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Judson, can you take that?

Judson Green - NAVTEQ - CEO

This is Judson. I think as we have reported regularly through our NAVTEQ calls and conferences, the pricing in the map space is very competitive because there is a move to make this more available to more devices and more companies around the world, and generally it’s been consistently trending down.

Having said that, the space is getting more complex because a map is not a simple thing. As we have seen over time, and I’m sure we will see in the next few years, there will be more and more content that we add to our underlying map, both static content and dynamic content, which does give us the opportunity to price separately for that from the underlying map.

Rick Simonson - Nokia - CFO

And I think as all of you have seen — this is Rick — with Nokia, we have talked a lot about complexity is good if you know how to master it and you know how to deliver additional value. And that really does wonderful things for your financials. I think, Judson, you and I are saying the same thing here.

Jairam Nathan - Banc of America - Analyst

But just as a follow-up, do you see an opportunity in taking price, given that there are only two players in the market and the demand is high on the map side?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Judson, do you want to comment that?

Rick Simonson - Nokia - CFO

As Judson said, this is a robust competitive market. It will be a robust and competitive market. But if you add value, you will get paid for it, simple as that.

Operator

Maynard Um, UBS.

Maynard Um - UBS - Analyst

A clarification and then a question, if I could. What was the split of cash versus debt and any breakup fees?

And then related to that, the question — in terms of regulatory approvals, can you talk about the process and what discussions you have had to date, the kinds of things that they will look at and the confidence level you have that a deal will be approved?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Rick, can you answer that?

Rick Simonson - Nokia - CFO

On that cash/debt, approximately 50/50 on the cash/debts. And I think hopefully all of you see that this is very consistent with what we have talked about in terms of our capital structure and our distribution. We have done strong distributions of excess cash through increasing dividend, through a very aggressive share buyback program. And as we have said, we still have excess cash, given the great free cash generation that we are delivering in our core businesses.

And this structure preserves that 100%. So we have got additional – we have excess cash on the balance sheet now. We are using part of that for this purchase. We are bringing a little debt on to bring a little more efficiency to our capital structure.

But you run the numbers and you see that you are still above the numbers I’ve talked about of what we need for cash for the optimal structure. And that allows us, then, as was explained in the press release and supported by our Board, that we don’t see any change in our current buyback program, nor do we see any change in our general philosophy going forward of how we’ve used a combination of dividends and share buybacks to distribute cash.

In terms of break fees, there is a standard break fee in this deal, as you would expect.

And then on terms of regulatory approval, as I’ve just mentioned and Judson touched on, the map market is competitive. It will remain very competitive. And yes, NAVTEQ and Tele Atlas are the two biggest players here at this time. But from our perspective, it is imperative that we do this acquisition to preserve the value that NAVTEQ has with its current customers and grow that. That is what we’ve paid for here. And we are very keen on getting a return on what we are paying for here, because we think it is a fast-growing market, but it has these other opportunities that Anssi elaborated on very clearly. So we will serve those customers very well, and I think that is the key point for thinking about the regulatory.

We will intend to request a referral to the European Commission. And we will also fire our Hart-Scott-Rodino clearance in the U.S. There is a couple of other foreign jurisdictions where some filings are anticipated, but I think this one is pretty straightforward in how you look at for a EC referral, the Hart-Scott-Rodino, and we fully expect that within the need to go through these processes, that the closing in the first quarter is very likely.

Operator

Felix Oberdorfer, Fortis.

Felix Oberdorfer - Fortis - Analyst

In our view, a bid on Tele Atlas, the key competitor of NAVTEQ, might be ultimate opportunity to acquire similar map assets, however at a much lower price, maybe, so enabling the service innovation you’ve talked about. Can you share some thoughts about that kind of opportunity versus the one you have chosen to do?

Rick Simonson - Nokia - CFO

The caller is breaking up. Can you repeat your question, please?

Felix Oberdorfer - Fortis - Analyst

Sorry about that. Once again, a bid on Tele Atlas, the competitor of NAVTEQ, might be (technical difficulty) opportunity to acquire similar map assets, however at a lower price or valuation, but still enabling Nokia the service innovation you’ve talked about. Can you share some thoughts about that opportunity versus the one you have chosen?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Rick, can you take that, if you got the question?

Rick Simonson - Nokia - CFO

I think the question revolves around Tele Atlas and why NAVTEQ and Tele Atlas in terms of the market capitalization is significantly lower — should you buy an asset that is significantly lower than delivers the same thing. You should if that was available, but it isn’t, because NAVTEQ is a superior asset on all counts. Let me refer them to you.

First off, its product, we believe, and services offering is absolutely the best in the world. It is superior. Its geographical coverage, the breadth, the scale that is so important, we think is the best in the world — that is superior. And thirdly, the financials — the delivery to the shareholders, the financials are superior. They are consistent, very clean there. So that is why we are interested in NAVTEQ, and that is why we have agreed to do the purchase of NAVTEQ — very clearly. And going forward, then, that is where we really believe, again, that these two assets combined provide a real differentiated opportunity that is unique — unique opportunity. So don’t just look at the absolute price tag when you’re looking at how do you create value.

Felix Oberdorfer - Fortis - Analyst

Maybe just a quick follow-up — could you share some thoughts on when you are planning or able to launch some of (technical difficulty)

Rick Simonson - Nokia - CFO

We really can’t hear your question at all. You are breaking up. We are hearing about every other word, so I think we will have to move to the next —

Felix Oberdorfer - Fortis - Analyst

Maybe this is better? Sorry for that. Just a follow-up question. Can you share some thoughts on when would you be ready or plan to launch some of these innovative services you talked about in the call earlier? Is this years ahead or maybe even shorter term?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Anssi, can you take that?

Anssi Vanjoki - Nokia - EVP, Multimedia

We have already launched the navigation service together with Nokia in ‘95. And that is an evolving space. And the service gets richer all the time.

But then for the Ovi platform, of course, with this NAVTEQ asset, we can then jointly develop all kinds of value-add services, from traffic information into sight-seeing and so forth that all appear on an intelligent map.

So you will see this flow of services coming next year and it will continue thereafter.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

We will take the next question, and please limit your questions to one question only. Thank you.

Operator

Phil Cusick, Bear, Stearns.

Phil Cusick - Bear, Stearns - Analyst

Mostly it has been answered, but two quick things. First of all, what costs do you expect to be able to pull out of NAVTEQ?

And second, what are the geographic overlap — or what is the geography that is better than in terms of Tele Atlas — is it the India that you talked about a minute ago, or what else should we be thinking about?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Rick, can you take that question?

Rick Simonson - Nokia - CFO

I will take the first one, then I will ask Judson to talk about the geographies, as he knows them better than I do.

In terms of cost and cost synergies here, first and foremost, I want to emphasize, this is about growth. This is about growth of the existing business that is in a — analysts estimate more than a 30% CAGR over the next three, four years. This is growth about the businesses that we have been talking to you that we’re developing at Nokia, and then thirdly, growth about the combination of those that Anssi has elaborated earlier here.

And when that is the case, you aren’t looking for cost reductions in terms of people overlap, those kind of things. So this is all about growth. The place where we believe we get synergies is obviously in terms of combining some of the things that we would have to do that would be duplicative and in addition to having to license those fees.

So obviously, the licensing fees that we would be paying to NAVTEQ stay within the Nokia family. That is important. But also, in terms of what can be done around local search, the interactive traffic, and overall, there is some overhead reduction. We do believe there is value there.

And Judson, if you would speak on the geographies.

Judson Green - NAVTEQ - CEO

With respect to geographies, Nokia currently uses our maps in a number of countries around the world where we have a navigable map that they believe is of the best quality. I do believe we have more geographies than our competitor, but I think importantly, as we think about the future and we listen to the very compelling vision of Nokia to expand around the world in emerging markets, I think we are going to be very well positioned to do that quickly, perhaps faster than we otherwise could have if we were a stand-alone company. And frankly, that is I think very good for the entire industry as we open up new emerging markets and create new market opportunities for all the players.

Operator

Rod Hall, JPMorgan.

Rod Hall - JPMorgan - Analyst

Just a quick question. I don’t know if you’ve had a chance yet, but obviously a lot of large industry participants like Google and Microsoft and others use NAVTEQ data. And I wonder, have you had a chance to vet the deal with them at all? And whether you have or not, how do you see them reacting to this?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Judson, can you start with that?

Judson Green - NAVTEQ - CEO

I think, first of all, broadly speaking, and we do have a very broad customer base, we think that generally, our customers will see this as a very positive move because this is going to enable us to do a number of things — expand in emerging markets, perhaps more quickly than we otherwise would have. It is going to allow us to focus on generating new content, particularly enhancing our already rich content offering with more of a pedestrian content flavor.

And most importantly, as I think we have alluded to in the comments, the concept of finding a way, if we can, to use the very impressive number of consumers that use Nokia phones to give input and thereby improve the fundamental quality of the map is going to be something that I think is going to be very much appreciated and is consistent with my prior remarks that I think this is going to be very good for the entire industry.

Rod Hall - JPMorgan - Analyst

And just as a follow-up, in the forecasting that you have done, obviously you have given us some expectations for earnings impacts. What have you assumed for some of these large companies’ revenues going forward? Are you assuming all of them continue to use NAVTEQ as they are today and on the same growth profile, or do you think that you may — are you assuming you may lose a little bit of business as a result?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Judson, can you start on NAVTEQ’s behalf, and then Rick for Nokia?

Judson Green - NAVTEQ - CEO

Well, I think we have a very unique opportunity here because the whole LBS space and the whole opportunity for the navigation market is expanding rapidly. Without getting into specifics customer by customer, we fundamentally see growth in this space for many years to come. This is getting more complex and interesting as we add more content, as I said earlier. So I think there is a very fundamental and strong growth potential for us as a combined company with respect to maps and location-based content. Getting into more specifics than that is probably not appropriate today.

Rick Simonson - Nokia - CFO

This is Rick. I think again, we intend to grow the existing business with current customers and we intend to add customers, and that has to be the case here. As we move through this and we get a bit closer, we will gives you updates and we will try to provide some granularity here. But I think that’s for the months ahead.

Operator

Mark Sue, RBC Capital Markets.

Mark Sue - RBC Capital Markets - Analyst

Understanding that you want to placate NAVTEQ’s existing customers near term, can you share with us the vision longer term? Do you see location-based services across all your products? And is there any early indications that it is going to provide some stickiness when it comes to handset sales?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Anssi, can you take that question?

Anssi Vanjoki - Nokia - EVP, Multimedia

So as I said already during the presentation, by this time next year, we will have tens of models that are having GPS and location navigation enabled on those devices. So that is going to be a major impact. And Nokia will stay true to its nature here as well, that we play the game with open. So it means that there is going to be in the Ovi environment APIs and places how other companies can participate into creating this new completely novel business that is based on personal navigation, location and search.

We are all lost, every day. We want to find places and we want to play and we want to find people — we want to know where they are. And in this way, playing it with the same terms as Nokia always has played, we will generate a completely new business arena that is going to be open.

Operator

David Niederman, Pacific Coast [sic].

David Niederman - Pacific Crest Securities - Analyst

David Niederman, Pacific Crest Securities. Just curious as to the timing of a broad-based offering of GPS-enabled devices. You spoke to tens of models by next year’s time. Are you implying that your entire handset lineup or close to your entire handset lineup will be GPS capable?

And as a follow-up to that, what type of — you’ve listened to TomTom and Tele Atlas talk about leveraging the user device base to create new content and services. Can you talk about the types of services and content and the timing and the advantage that the combined Nokia/NAVTEQ company might have and how you intend to present those advantages when dealing with NAVTEQ’s legacy customer base?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Anssi?

Anssi Vanjoki - Nokia - EVP, Multimedia

So it will not be so that all the production will be containing GPS and be in this way capable of doing the navigation. But of course, all the devices that have a connection on packet radio through the network into Internet can benefit from map information in one way or the other. So we are rapidly looking at expanding both the GPS-enabled line of products as well as bringing the Internet available and in this way also maps and location across the product portfolio.

And I think, like I said, remaining open and NAVTEQ continuing its business and getting the benefit of the millions of Nokia consumers using these services is able to generate a platform based on the efforts that are ongoing, as well as the new efforts that will come into combined entity to make a platform on which the whole navigation and location industry can create applications. And in this way, this is going to be an open game, just like all the developer activities Nokia has had before.

Operator

Tim Long, Banc of America.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

I guess we are missing Tim, so can we have a next question?

Operator

[Ian Davy], Lehman Brothers.

Ian Davy - Lehman Brothers - Analyst

I just have a quick question. In the Q&A notes that you gave out today — thank you for those — you mentioned that discussions had begun between the two companies earlier this year. I am just wondering from the NAVTEQ side, have you guys had time to talk with anybody else, or was this very much just two parties in these talks at all times?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Judson, can you start?

Judson Green - NAVTEQ - CEO

Yes. This is Judson. And in fact, in our discussions with Nokia that started really as expanding our core relationship into a potential strategic relationship, it came to a point where Nokia, because of their compelling vision, decided that we were complementary to their plans and took the acquisition path.

We did have the opportunity before finalizing this to reach out and talk to other companies. I won’t go into the specifics, but there was that step in the process.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Now we will take the final question.

Operator

Andy Baker, Jefferies.

Andy Baker - Jefferies & Company - Analyst

Just a couple of quick follow-ups. One, regarding the fact that you already spoke with other parties through this process, is there a no-shop period or is there a go-shop period, for instance?

And then in terms of the regulatory approval process, you mentioned that you and [HSR] — will you need presidential approval under the CFIUS, the Exon-Florio regulation, since it’s a foreign company acquiring a U.S. company?

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Rick, can you take this one?

Rick Simonson - Nokia - CFO

Go-shop, no-shop, I don’t know – we announced the deal today, so everybody is aware of it.

And then in terms of regulatory approval, as I mentioned, it is there. And we will take up CFIUS as we need to — again, don’t see anything at all that is troubling. All of that is incorporated into our confidence and high, high, high expectation of closing this deal in the first quarter, as we said.

Andy Baker - Jefferies & Company - Analyst

But just to be specific, then, the merger agreement does not provide for a specific 25-, 50-day period.

Rick Simonson - Nokia - CFO

I am not commenting on the merger agreement on this call. We are commenting on why we are acquiring here. So I will need to leave it at that.

Andy Baker - Jefferies & Company - Analyst

All right. Great. I will wait to see the agreement.

Kari Tuutti - Nokia - Director of Communications, Nokia Multimedia

Thank you, Rick. Ladies and gentlemen, this concludes our conference call. I would like to remind you that during the conference call today, we have made a number of forward-looking statements that involve risks and uncertainties. Actual results may therefore differ materially from the results currently expected. Factors that could cause such differences can be both external or internal. We have identified these in more detail on pages 12 to 24 in our 2006 20-F and our press release issued today.

Also, I would like to remind stockholders of NAVTEQ to read the proxy statement which is distributed, because it will contain important information.

Thank you, and have a nice day.

Operator

Ladies and gentlemen, this does conclude your conference call for today. Thank you very much for joining. You may now disconnect.

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NAVTEQ Corporation (“NAVTEQ” or the “Company”) will file a preliminary and definitive proxy statement and other relevant documents with the Securities and Exchange Commission (SEC) with respect to the proposed merger. The definitive proxy statement, when available, will be sent to NAVTEQ stockholders seeking their approval of the proposed merger. Investors and NAVTEQ stockholders are urged to read carefully the preliminary and definitive proxy statement and other materials when they become available before making any voting decision because it will contain important information about the proposed merger. In addition, the documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.NAVTEQ.com or by directing a request to NAVTEQ , 425 W. Randolph St., Chicago, IL 60606, Attention: Investor Relations, telephone: (312) 894-7500.

NAVTEQ and certain of its executive officers, directors and other employees may be deemed to be participants in the solicitation of proxies from NAVTEQ’s stockholders in connection with the proposed merger. Information about the executive officers, directors and other employees of NAVTEQ and their direct or indirect interests, by security holdings or otherwise, in the merger will be set forth in the proxy statement when it becomes available and is also included in NAVTEQ’s proxy statement for its 2007 Annual Meeting, which was filed with the SEC on April 10, 2007 and Annual Report on form 10-K for the year ended December 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at NAVTEQ as described above.